Exhibit 16.1

November 20, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Newgioco Group, Inc.

Commission File Number 000-50045

Dear Sirs/Madams:

We have read the statements under Item 4.01 captioned “Changes in Registrant’s Certifying Accountant.” in the Form 8-K dated November 20, 2019 of Newgioco Group, Inc. and we agree with such statements therein as related to our firm.

We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Pitagora Revisione S.r.l.

/s/ Roberto Seymandi

Partner